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                                  MORGAN ONLINE
                               FACTORS TO CONSIDER


Key employees of Ralston Purina Company designated by the Vice President and Director, Administration ("participants") may enroll at the Company's cost in Morgan OnLine, a Web-based portfolio management tool offered through J. P. Morgan Advisors Inc. Morgan OnLine provides wealth planning and management services via the Internet and features interactive tools for tracking, analyzing and managing financial assets.

The Company will pay the Morgan OnLine annual fee of $2,500 for each participant beginning January 1, 2001. That amount will be treated as imputed income to the participant and appropriate federal, state and local taxes will be withheld monthly during the course of the calendar year. Fees for any additional services obtained by the participant from J. P. Morgan will be the sole responsibility of the participant.

With the participant's authorization, the Company will provide J. P. Morgan with an initial summary of Company-sponsored compensation and benefits programs including information on individual account balances, payroll and stock option awards. Subsequent information updates will be the sole responsibility of the participant.

If a participant leaves the Company during the year, he or she will be able to continue participation in Morgan OnLine at the Company's expense (with corresponding imputed income) for the balance of the calendar year of termination. The annual fee required to continue a terminated participant's Morgan OnLine account in any subsequent year will be the responsibility of the participant based on terms agreed to by the participant and J.P. Morgan. A terminated participant will no longer be a participant in the Company's program after the end of the calendar year in which termination occurred.

If a participant dies during the year, and to the extent permitted by law, his or her survivor may continue to use the Morgan OnLine service at the Company's expense (with corresponding imputed income) for the duration of the calendar year.

If a participant is also a participant in the Executive Financial Planning Program, the Company withholding taxes on resulting imputed income from the Morgan OnLine benefit will be automatically reimbursed at 80% to the extent a participant's reimbursement account is not exhausted for that year.
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Company policy prohibits speculative transactions in Company securities.
Participants in the Morgan OnLine program who are in possession of material non-public information concerning the Company shall refrain from any trading in Company securities until there is a public disclosure that is adequately disseminated.